Exhibit 23.1

Consent of Independent Auditors

The Board of Trustees

Universal Health Realty Income Trust:

We consent to the incorporation by reference in the registration statements (No. 333-143944 and 333-57815) on Form S-8 and in the registration statements (nos. 333-81763, 333-60638 and 333-161330) on Form S-3 of Universal Health Realty Income Trust of our report dated October 4, 2011, with respect to the Combined Statement of Revenue and Certain Operating Expenses of Lake Pointe Medical Arts Building and Forney Medical Plaza for the year ended December 31, 2010, which report appears in the October 4, 2011 Form 8-K/A of Universal Health Realty Income Trust.

/s/ KPMG LLP

Philadelphia, PA

October 4, 2011